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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
FORM 3                                            Expires:    September 30, 1998
                                                  Estimated Average Burden
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   The Schwarz Family Limited Partnership
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   (Last)               (First)                 (Middle)


   453 Rolling Timber Trail
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                                    (Street)

   Kettering,             Ohio                    45429
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   November 12, 1996
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Miami Computer Supply Corporation ("MCSC")
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [  ]   Director                             [    ]   10% Owner
   [  ]   Officer (give title below)           [ X* ]   Other (specify below)

                         Limited Partnership

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   ____  Form filed by more than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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    Common Stock                        158,400                      D
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                                                                          (Over)
                                                                 SEC 1473 (7-96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Explanation of Responses:








* Albert L. Schwarz, President and Director of Miami Computer Supply Corporation, is the trustee of the Albert L. Schwarz Family Trust, an inter vivos revocable Ohio trust, which is the general partner of the Albert L. Schwarz Family Limited Partnership, an Ohio limited partnership.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


/s/ Albert L. Schwarz
---------------------------------------------            November 12, 1996
      **Signature of Reporting Person                           Date
        Albert L. Schwarz, on behalf
        of the Schwarz Family Limited Partnership,
        The Albert L. Schwarz Family Trust, General Partner,
        Albert L. Schwarz, Trustee


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                                                                SEC 1473 (7-96)